                                                                     Exhibit 8.2




                                February 7, 2007


American Express Receivables Financing Corporation II
200 Vesey Street, Room 138
Mail Stop 01-31-12
New York, New York 10285

American Express Receivables Financing Corporation III LLC
4315 South 2700 West, Room 1300, 02-01-04
Salt Lake City, Utah 84184

American Express Receivables Financing Corporation IV LLC
4315 South 2700 West, Room 1100, 02-01-58
Salt Lake City, Utah 84184


         Re:      American Express Credit Account Master Trust
                  Class A Series 2007-2 Floating Rate Asset Backed Certificates Class B Series 2007-2 Floating Rate Asset Backed Certificates



Ladies and Gentlemen:

         We have advised American Express Receivables Financing Corporation II, American Express Receivables Financing Corporation III LLC and American Express Receivables Financing Corporation IV LLC (the "Registrants") with respect to certain federal income tax aspects of the issuance by the Registrants of the Class A Series 2007-2 Floating Rate Asset Backed Certificates (the "Class A Certificates") and the Class B Series 2007-2 Floating Rate Asset Backed Certificates (the "Class B Certificates" and, together with the Class A Certificates, the "Certificates"). The Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of January 1, 2006, and the Series 2007-2 Supplement, expected to be dated as of February 14, 2007, as more particularly described in the prospectus, dated February 6, 2007 (the "Base Prospectus"), and the preliminary prospectus supplement, dated February 6, 2007 (the "Preliminary Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"), relating to such series, each forming a part of the Registration Statement on Form S-3 (File Nos. 333-130508, 333-130508-01, 333-130508-

American Express Receivables Financing Corporation II
American Express Receivables Financing Corporation III LLC
American Express Receivables Financing Corporation IV LLC
February 7, 2007
Page 2



02 and 333-130508-03) as filed by the Registrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on December 20, 2005, and declared effective on March 31, 2006 (the "Registration Statement"). Such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appears under the headings "Prospectus Summary--Tax Status" and "Tax Matters" in the Base Prospectus and "Summary of Series Terms--Tax Status" in the Preliminary Prospectus Supplement. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects, and we hereby confirm and adopt as our opinion the opinions set forth therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                        Very truly yours,


                                        /s/ Orrick, Herrington & Sutcliffe LLP


                                        ORRICK, HERRINGTON & SUTCLIFFE LLP